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                            SHARE PURCHASE AGREEMENT


                                 by and between

                                 CELL NETWORK AB
                              Kongsgatan 60, 1 tr.
                                101 26 Stockholm
                                     Sverige

                                       and

                              PRIMIX SOLUTIONS INC.
                             One Arsenal Marketplace
                               Watertown, MA 02472
                                       USA

      for the purchase of DKK 1.000.000 equal to 51% outstanding shares in

                                   21ST.DK A/S


THE SHARES OF COMMON STOCK OF PRIMIX SOLUTIONS INC. ISSUABLE HEREUNDER HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT"). SUCH SHARES ISSUED TO NON-U.S. PERSONS MAY NOT BE TRANSFERRED EXCEPT IN ACCORDANCE WITH THE PROVISIONS OF REGULATION S UNDER THE SECURITIES ACT, PURSUANT TO REGISTRATION UNDER THE SECURITIES ACT, OR PURSUANT TO AN AVAILABLE EXEMPTION FROM REGISTRATION. HEDGING TRANSACTIONS INVOLVING SUCH SHARES MAY NOT BE CONDUCTED UNLESS IN COMPLIANCE WITH THE SECURITIES ACT.


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THIS AGREEMENT (the "Agreement") is made and entered into this 27 day of
December 2000, by and between

CELL NETWORK AB, a company registered in Sweden under registration number 556216-0357 and having its registered address at Kungsgatan 60, 1 TR, 101 26 Stockholm, Sweden (the "Vendor")

and

PRIMIX SOLUTIONS INC., a company incorporated in Delaware, U.S.A. and having its principal place of business at One Arsenal Marketplace, Watertown, MA 02472, USA (the "Purchaser")

(together the "Parties").


WHEREAS the Vendor owns nom. DKK 1,000,000 equal to 51% of the outstanding shares (the "Shares") in 21st.dk A/S, a company registered in the Kingdom of Denmark under registration number 21210374, and having its registered address at Haydnsvej 2, 2450 Copenhagen SV, Denmark (the "Company");

WHEREAS the rest of the shares nom. DKK 961,000 equal to 49% of the outstanding shares of the Company (the "Minority Shares") is owned by a number of minority shareholders including the management of the Company and employees of the Company (the "Minority Shareholders");

WHEREAS the Purchaser wishes to purchase the Vendor's 51% majority of the Company on the terms and conditions set out in the Agreement in consideration for the payment of the purchase price provided for in the Agreement;

WHEREAS the Purchaser wishes to purchase the Minority Shareholders' 49% of the Company on the terms and conditions


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                                                                               3

set out in that certain Share Purchase Agreement dated of even date hereof by and among the Purchaser and each of the Minority Shareholders (the "Minority Share Purchase Agreement");

WHEREAS the Parties understand that the purchase of the Shares by the Purchaser hereunder is subject to and conditioned upon the acquisition of 100% of the share capital and any and all other outstanding equity interests in the Company after giving effect to the transactions contemplated under this Agreement and the Minority Share Purchase Agreement, and

WHEREAS the Purchaser has completed a full legal, financial and commercial due diligence investigation of the Company and conducted interviews with the management of the Company.

NOW, THEREFORE it is agreed by the Parties as follows:


1.0           SALE OF SHARES

1.1 With effect as of the date of Signing the Vendor hereby sells to the Purchaser nom. DKK 1,000,000 shares equal to 51% of the shareholding in the Company upon the terms and conditions of the Agreement.


2.0           PURCHASE PRICE

2.1 Subject to the terms and conditions of the Agreement the Purchaser shall purchase the Shares from the Vendor at a total purchase price equal to approximately DKK 7,500,000. The purchase price shall be satisfied in DDK 2,000,000 cash and 450,000 shares of Common Stock, par value $ 0.001 per share , of the Purchaser as follows:

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                                                                               4

2.1.1         The Purchaser shall on Completion pay in cash to the Vendor DKK
              2,000,000.

2.1.2 The Purchaser shall on Completion transfer to the Vendor 450,000 shares of the Purchaser (the "Primix Shares") as stated hereunder:

2.1.2.1 At Completion, a document issued by EquiServe L.P., the Purchaser's transfer agent, shall be delivered by the Purchaser, such document evidencing that the Primix Shares have been issued in book entry form in the name of the Vendor.

2.1.2.2 A legal opinion of McDermott, Will & Emery, counsel to the Purchaser, in the form attached hereto as SCHEDULE 3, shall be delivered by the Purchaser at Completion.

2.1.2.3 On or before 31 March 2000, the Purchaser shall, as additional consideration for the Shares transferred to it by the Vendor under and pursuant to the terms and provisions of this Agreement, either
              (A) deliver to the Vendor either a legal opinion of a recognized U.S. law firm to the substantive effect that as of the date of such opinion (i) Primix has filed a registration statement covering the Primix Shares with the United States Securities and Exchange Commission (the "Registration Statement"), (ii) the Registration Statement has been declared and is effective, and
              (iii) the Primix Shares may be sold by the Vendor in accordance with the plan of distribution set forth in the Registration Statement if the Vendor complies with the applicable prospectus delivery requirement pursuant to Section 5 of the Securities Act of 1933, as amended (the "Securities Act"), or (B) as of the

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                                                                               5

              aforementioned date repurchase all of the Primix Shares for DKK 5,500,000 in cash.

2.1.2.4 The Purchaser shall prepare and file as expeditiously as possible but in any event on or before 29 December 2000 the Registration Statement with the Securities and Exchange Commission. In the plan of distribution in the Registration Statement the Purchaser shall include possible resales pursuant to Regulation S and other available exemptions from the registration provisions of the Securities Act.

2.1.3. Any certificate(s) representing the Primix Shares shall carry substantially the following legend:

              "The shares represented by this certificate have not been registered under the Securities Act of 1993, as amended (The "Securities Act"), or the securities laws of any state. The shares may not be sold or transferred in the absence of such registration or an exemption from registration.

              The shares represented by this certificate issued to non-U.S. persons may not be transferred except in accordance with the provisions of Regulation S under the Securities Act, pursuant to registration under the Securities Act, or pursuant to an available exemption from registration. Hedging transactions involving such shares may not be conducted unless in compliance with the Securities Act."


3.0           SIGNING

3.1 The signing of the transactions contemplated hereby ("Signing") shall take place 22 December, 2000 at

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              9.00 AM Danish time at the offices of Lindh Stabell Horten,
              Attorneys at Law, or on such other date or place as the parties may agree upon.


4.0           ACTIONS TO BE TAKEN AT SIGNING

4.1 The Vendor and the Purchaser shall deliver to each other evidence of authority of any person executing the Agreement. Such evidence of authority of the Purchaser shall be satisfied by delivery of the Secretary's Certificate attached hereto as SCHEDULE 4.


5.0           CONDITIONS PRECEDENT

5.1 The sale of the Shares is conditional upon the following conditions precedent:

5.1.1 The Minority Shareholders of the Company shall waive any rights of first refusal and any other rights with respect to the Shares and release the Vendor from all obligations to the minority shareholders set forth in the shareholders' agreement of 29 September 1999 as amended on 13 October 1999.

5.2. If the condition precedent have not been satisfied or waived by the time of Completion, the Agreement shall, unless the parties otherwise agree, thereupon automatically cease and terminate and no party shall have any claim of any nature whatsoever against each other.


6.0           REPRESENTATIONS, WARRANTIES AND COVENANTS

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                                                                               7

6.1           The Purchaser represents and warrants to the Vendor that:

6.1.1 The Primix Shares shall be fully paid and nonassessable and be free and clear of all liens, claims and encumbrances except for restrictions imposed by applicable securities laws and are not subject to preemptive rights.

6.1.2 At Completion, the Vendor shall be released from and the Purchaser shall assume those guarantees, indemnities, charges and encumbrances identified in Schedule 1.

              It is the Vendor's opinion that the guarantee for an amount of DKK 1,179,916.5 (the "ATP Guarantee") referred to in schedule 15 of agreement between ATP and the Company, enclosed as SCHEDULE 1 (i) and the bank guarantee issued by DiskontoBanken in favour of ATP for an equal amount (the "Bank Guarantee"), enclosed as Schedule 1
              (iii) should be interpreted as constituting one guarantee for a total amount of DKK 1,179,916.5. , Should ATP call the ATP Guarantee, the Purchaser shall in each instance the ATP Guarantee is called pay to the Vendor the called amount upon demand.

6.1.3 The Purchaser shall indemnify, defend and hold harmless the Vendor from and against any loss incurred by the Vendor as a result of any third party's claim against the Vendor on the basis of such guarantees, indemnities, charges or other encumbrances as mentioned in SCHEDULE 1.

6.1.4 The Purchaser shall maintain the Registration Statement effective until the earlier of the date which is (A) first (1st) anniversary of the Completion date, or (B) the date on which all of

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              the Primix Shares shall have been sold or otherwise transferred or disposed of by Vendor.

6.1.5 The Vendor agrees that upon notice from the Purchaser that (i) a Registration Statement contains an untrue statement of material fact or omits to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading or
              (ii) the Purchaser's Co-Chief Executive Officers have determined reasonably and in good faith it would be seriously detrimental to the Purchaser and its stockholders to maintain the effectiveness of such registration statement, the Vendor shall discontinue any further disposition of Primix Shares pursuant to such Registration Statement until such time as the Purchaser is able to take reasonable action to rectify such situation; PROVIDED that such period shall not exceed 30 days; and PROVIDED, FURTHER, that the Purchaser shall not be permitted to assert such right more than once or at any time during the initial 90 days following the effectiveness of the Registration Statement and PROVIDED, FURTHER, that for purposes of the foregoing clause (ii), a possible negative impact on the price of the Primix common stock caused by the sale of the Primix Shares pursuant to the Registration Statement may not be the basis for the requested discontinuance.

6.1.6 The Purchaser hereby covenants not to register any transfer of the Primix Shares not made in accordance with the provisions of Regulation S, pursuant to registration under the Securities Act, or pursuant to an available exemption from registration.

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                                                                               9

6.2           The Vendor represents and warrants to the Purchaser that:

6.2.1 The Shares are owned beneficially and of record by the Vendor free and clear of all liens, claims and encumbrances.

6.2.2 At Completion, the Company shall, with the exception stated below, be released from all present financial obligations to the Vendor, which to the best of the Vendor's knowledge exist, such obligations being itemised in SCHEDULE 2. The Purchaser expressly recognises that the Vendor on 29 November 2000 has granted the Company a short term loan and transferred an amount of DKK 850.000 to the Company. The Company shall not be released from its obligation of repayment of such loan and the Purchaser guarantees for the benefit of the Vendor for the Company's obligation to repay such loan on or before 31 January 2001.

6.2.3 Notwithstanding the first paragraph of clause 6.1.2 the Vendor shall maintain in force the Bank Guarantee in SCHEDULE 1 (iii) until 31 January 2001 at which time the Purchaser shall secure that the Vendor is released from all obligations under the Bank Guarantee. If the Bank Guarantee is called by the Diskontobanken before 31 January 2001, the Purchaser shall in each instance the Bank Guarantee is called pay to the Vendor upon demand the amount called.

6.2.3 The Vendor is a non-U.S. person ("Non-U.S. Person") within the meaning of Regulation S of the Securities Act, and is not acquiring the Primix Shares issuable hereunder for the account or benefit of any U.S. person.

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                                                                              10

6.2.4 The Vendor agrees to: (i) transfer the Primix Shares issued hereunder only in accordance with the provisions of Regulation S promulgated under the Securities Act, pursuant to registration under the Securities Act, or pursuant to an available exemption from registration; and (ii) not to engage in hedging transactions with regard to the Primix Shares unless in compliance with the Securities Act.

6.3 In the event of material breach of any representation or warranty under the Agreement the rights, remedies and powers provided by law shall apply.

6.4 The representations and warranties shall survive Completion and continue in full force and effect for a period of 12 months thereafter.


7.0           COMPLETION

7.1 The completion of the transactions contemplated hereby ("Completion") shall take place subsequent to the Signing and, unless otherwise agreed between the parties, before the end of the day of the Signing at the offices of Lindh Stabell Horten Attorneys at Law.


8.0           ACTIONS TO BE TAKEN AT COMPLETION

8.1 The Vendor shall deliver to the Purchaser at Completion the following:

8.1.1         Certificate for the Shares registered in the name of the Vendor.
              The share certificate shall be duly

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              endorsed for transfer in favour of the Purchaser within 10 business days after Completion.

8.2 The Purchaser shall deliver to the Vendor at Completion the following:

8.2.1 The cash purchase price stated in clause 2.1.1 by way of wire transfer to a bank account pointed out by the Vendor, this bank account being Nordbanken account number 3214 78 002 01.

8.2.2 The document as described in clause 2.1.2.1, the Secretary's Certificate as described in clause 4.1 and a legal opinion as described in clause 2.1.2.2.

8.2.3 Evidence that the Vendor has been released from the obligations referred to in 6.1.2.

8.3 The Purchaser shall procure that an extraordinary general meeting of the Company is held, at which any board members elected by the Vendor is replaced.


9.0           CHOICE OF LAW AND VENUE

9.1 The Agreement shall be governed by and construed in accordance with the laws of the Kingdom of Denmark.

9.2 Any dispute or claim arising out of or in connection with the Agreement or the breach, termination, or invalidity thereof, shall be settled by arbitration in accordance with the Rules of Procedure of the Danish Institute of Arbitration.

9.3. Each party shall appoint one arbitrator, and the Institute shall appoint a third arbitrator, who

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              shall be the chairman of the arbitration tribunal, if possible, according to a mutual recommendation of the two arbitrators. The place of arbitration shall be Copenhagen. The language of the arbitration shall be English. The decision of the arbitration tribunal shall be final and binding on the Parties.


10.0          ANNOUNCEMENTS

10.1 No announcement, press release, statement, comment or circular relating to the Agreement or any matter referred to in the Agreement shall be published made or issued by or on behalf of any party without the prior approval of the other party hereto, save that each party reserves the right to publish, make or issue any announcement, press release, statement, comment or circular required by law or any other rules pertaining to publicly listed companies.


11.0          ASSIGNMENT

11.1 The Agreement may not be assigned by the Parties without the express written consent of the other party hereto.


12.0          ENTIRE AGREEMENT

12.1 The Agreement (including any documents referred to in it) sets out the entire agreement and understanding between the Parties or any of them in connection with matters dealt with in this Agreement and supersedes any previous agreement between the Parties in relation to all such matters.

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              Each of the Parties acknowledges that, in entering into this
              Agreement, it has not relied on any representations or warranties, which is not expressly set out or referred to in this Agreement.


13.0          AMENDMENTS

13.1 No amendment, modification or alteration to the terms or provisions of the Agreement shall be binding unless the same shall be in writing and duly executed by the Parties hereto.


14.0          NON WAIVER

14.1 The waiver or forbearance or failure of a party in insisting in any one or more instances upon the performance of any provisions of this Agreement shall not be construed as a waiver or relinquishment of the party's rights to future performance of such provision and the other party's obligation in respect of such future performance shall continue in full force and effect.


15.0          SEVERABILITY

15.1 If any of the provisions of the Agreement is or becomes invalid, illegal or unenforceable the parties shall thereupon negotiate in good faith in order to agree on the terms of a mutually satisfactory provision achieving, as nearly as possible, the same commercial and legal effect.


16.0          COSTS

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16.1          Any costs and expenses incurred by the Vendor and the Purchaser with respect to the advisors retained shall be paid by the party retaining such advisors.


17.0          COPIES

17.1 This Agreement shall be executed in two counterparts, each of which shall be deemed to constitute an original, and shall become effective when all the counterparts have been executed by all of the Parties.

18.0          Notice

18.1 Any notice, request, demand or other communication required or permitted hereunder shall be in writing and shall be deemed to have been given if delivered or sent by facsimile transmission, upon receipt, or if sent by registered or certified mail, upon the sooner of the date on which receipt is acknowledged or the expiration of five days after deposit by post properly addressed with postage prepaid. All notices, requests, demands and other communications shall be in writing by post or facsimile transmission and shall be addressed as follows:

              If to the Vendor to:
                                        Cell Network AB
                                        Kungsgatan 60, 1 TR
                                        101 26 Stockholm, Sweden
                                        Attn:  Jerker Kall

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                                        Fax. +46 8 522 040 01

              With copies to:
                                        Lett & Co. Attorneys at Law
                                        Borgergade 111
                                        DK-1300 Copenhagen
                                        Attn: Claus Holberg/Frederik Bjorn
                                        Fax: + 45 33 77 00 01

              If to the Purchaser to:
                                        Primix Solutions Inc.
                                        One Arsenal Marketplace - 2nd floor
                                        Watertown, MA 02472
                                        U.S.A.
                                        Attn: Chief Financial Officer
                                        Fax: +1 617 923 6550

              With copies to:
                                        McDermott, Will & Emery
                                        28 State Street
                                        Boston, MA 02109-1775
                                        Attn:  John B. Steele, Esq.
                                        Fax: + 1 617 535-3800
              and
                                        Lindh Stabell Horten
                                        Ved Stranden 18
                                        P.O. Box 2034
                                        1012 Copenhagen, Denmark
                                        Attn:  Nicolai Horten
                                        Fax: + 45 77 30 40 77

or to such other address or to such other person as any party hereto shall have last designated by notice to the other party.

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IN WITNESS WHEREOF, the Parties hereto have executed the Agreement on the date first written herein.


For and on behalf of                         For and on behalf of
CELL NETWORK AB                              PRIMIX SOLUTIONS INC.


By:  /s/ Jerker Kall                         By:  /s/ Joseph W. Seebach
------------------------------------------   -------------------------------
Name: Jerker Kall                            Name:  Joseph W. Seebach
------------------------------------------   -------------------------------
Title:                                       Title:  Executive Vic President
------------------------------------------   -------------------------------